                                                                                       Exhibit 11

                            COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                   FROM CONTINUING OPERATIONS

                                                                        YEAR ENDED JUNE 30,
                                                   1999             1998             1997
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

NET EARNINGS (LOSS) FROM CONTINUING
   OPERATIONS APPLICABLE TO COMMON STOCK
                                                  $(3,438,000)       $(624,000)       $(509,000)
AVERAGE COMMON SHARES OUTSTANDING
                                                     1,514,436        1,581,014        1,647,723
AVERAGE COMMON AND COMMON EQUIVALENT SHARES
   OUTSTANDING                                       1,548,844        1,600,327        1,647,723
EARNING PER COMMON SHARE
Basic                                               $   (2.27)       $   (0.39)       $   (0.31)
Diluted (1)                                         $   (2.27)       $   (0.39)       $   (0.31)

(1) The effect of potentially dilutive stock options has not been computed because the effect would be anti-dilutive.